                                                                    EXHIBIT 15.1



July 9, 2001



Fleming Companies, Inc.


1945 Lakepointe Drive


Lewisville, Texas 75057



     We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited consolidated interim financial information of Fleming Companies, Inc. and subsidiaries for the period ended April 21, 2001, as indicated in our report dated May 24, 2001; because we did not perform an audit, we expressed no opinion on that information.



     We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended April 21, 2001, is incorporated by reference in this Amendment No. 1 to Registration Statement No. 333-60178.



     We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP



Dallas, Texas